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                                                                    EXHIBIT 10.1


                     FIRST AMENDMENT TO AMENDED AND RESTATED

                           LOAN AND SECURITY AGREEMENT

        THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the "Amendment"), is made as of February 3, 1998, by and between VANS, INC. ("Borrower"), and BANK OF THE WEST ("Bank"), and is entered into with respect to the Amended and Restated Loan and Security Agreement, dated as of October 31, 1997, by and between Borrower and Bank (the "Agreement").

                                    RECITALS

        WHEREAS, Borrower has requested that the Committed Line be increased to Thirty Million Dollars ($30,000,000) by the addition of a Five Million Dollars ($5,000,000) facility to finance Borrower's stock repurchase program and by a Five Million Dollars ($5,000,000) increase in the Revolving Facility; and

        WHEREAS, Bank is willing to agree to the request, on the terms set forth herein, provided that Borrower (i) pays a facility fee in the amount of Ten Thousand Dollars ($10,000), and (ii) waives all causes of action that it may have against Bank, as provided herein;

        NOW, THEREFORE, IT IS AGREED THAT:

               Definitions. Unless otherwise indicated, words and terms which are defined in the Agreement shall have the same meaning where used herein.

               Amendments. The Agreement is amended as follows:

                      The following definitions in Section 1.1 are amended to read as follows:

               "Adjusted Committed Line" means, at any date, the Revolver Committed Line, less (i) the sum of the aggregate undrawn face amount of the Letters of Credit outstanding and the aggregate drawn but unreimbursed Letters of Credit on such date, and (ii) the sum of the Reserves on such date.

               "Advance" or "Advances" means an advance under the Revolving Facility or the Stock Repurchase Facility, as applicable.

               "Committed Line" means Thirty Million Dollars ($30,000,000).

                      The following definitions are added to Section 1.1 in the proper alphabetical positions as follows:

               "Capital Stock" means any equity security of Borrower, any option or other right to acquire any equity security of Borrower, whether or nor currently exercisable, and any obligation that is convertible into any equity security of Borrower, whether or nor currently convertible.

               "Revolver Committed Line" means Twenty-Five Million Dollars ($25,000,000).

               "Stock Repurchase Facility" means the facility under which Borrower may request Bank to issue cash advances to finance the repurchase of Capital Stock, as specified in Section 2.14 hereof.

                      The first paragraph of Section 2.1 is amended to read as follows:

        2.1 Revolving Advances. Subject to the terms and provisions hereof, including, without limitation, that no Event of Default or Potential Default has occurred and is continuing, upon Borrower's request, made at any time and from time to time during the term hereof, Bank shall make Advances under the Revolving Facility up to the Adjusted Committed Line, so long as the Borrowing Base formula is not in effect. While the Borrowing Base formula is in effect, Bank shall make Advances under the Revolving Facility up to (A) the lesser of
(i) the Borrowing Base and (ii) the Committed Line, minus (B) the sum of (i) the sum of the aggregate undrawn face amount of the Letters of Credit outstanding and the aggregate drawn but unreimbursed Letters of Credit, and (ii) the sum of the Reserves; provided, however, that in no event shall Advances under the Revolving Facility based on Eligible Inventory exceed fifty percent (50%) of the aggregate dollar amount of the Advances under the Revolving Facility outstanding. Availability under the immediately preceding sentence



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during a calendar month shall be determined based on Eligible Accounts and
Eligible Inventory as of the last day of the immediately preceding calendar month.

                      Section 2.2(a) is amended to read as follows:

                      (a) Issuance. Subject to the terms and conditions hereof, Bank agrees to issue or cause to be issued for Borrower's account (A) sight documentary letters of credit, (B) usance documentary letters of credit with a final maturity or payment date of not more than one hundred twenty (120) days from acceptance date and (C) standby letters of credit (the "Letters of Credit") in an aggregate face amount not to exceed (i) the Adjusted Committed Line minus (ii) the then outstanding principal balance of the Advances provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Twenty-Five Million Dollars ($25,000,000), unless the Borrowing Base formula is in effect, in which case the aggregate face amount of the Letters of Credit may not exceed (i) the lesser of the Committed Line or the Borrowing Base, minus (ii) the then outstanding principal balance of the Advances and the Reserves. Each such sight Letter of Credit shall have an expiry date no later than one hundred twenty
(120) days after the Maturity Date. Each such usance Letter of Credit shall have a final maturity or payment date no later than one hundred twenty (120) days after the Maturity Date. All such Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement.

                      Section 2.3 is amended to read as follows:

        2.3 Repayment of Overadvance. If, at any time while the Borrowing Base formula is in effect and for any reason, the outstanding Advances under the Revolving Facility plus (i) the sum of the aggregate undrawn face amount of the Letters of Credit and (ii) the drawn but unreimbursed Letters of Credit exceed the Borrowing Base, less the sum of the Reserves, Borrower shall, upon telephonic or other notice from Bank, pay to Bank, in cash, the amount of such excess (such amount the "Overadvance"), and prior to such repayment such Overadvance shall bear interest at the per annum rate of the Prime Interest Rate plus two percent (2%); provided, however, that if the Overadvance exists as of the date that the Borrowing Base formula is imposed as a result of the Debt/EBITDA Ratio exceeding 2.00 to 1.00, Borrower shall have thirty (30) days from the date that the Borrowing Base formula is imposed to pay the full amount of such Overadvance.

                      A new Section 2.14 is added which reads as follows:

        2.14 Stock Repurchase Facility. Subject to the terms and provisions hereof, including, without limitation, that no Event of Default or Potential Default has occurred and is continuing, upon Borrower's request, made at any time and from time to time during the term hereof, Bank shall make Advances up to Five Million Dollars ($5,000,000) in aggregate principal amount for the purpose of financing Borrower's purchase of Capital Stock, without regard as to whether the Borrowing Base formula is in effect (such facility is hereinafter referred to as the "Stock Repurchase Facility"). The proceeds of Stock Repurchase Facility Advances shall be used solely to finance Borrower's purchase of Capital Stock. Amounts advanced under the Stock Repurchase Facility which have been repaid may not be reborrowed by Borrower hereunder.

        Whenever Borrower desires an Advance under the Stock Repurchase Facility, it shall notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit A hereto. Bank is authorized to make Advances hereunder, based upon instructions received from a Responsible Officer. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank shall credit the amount of Advances made under this Section 2.14 to Borrower's deposit account.

        The Stock Repurchase Facility shall terminate on the Maturity Date, at which time all Advances under this Section 2.14 and other amounts due hereunder shall be immediately due and payable.

                      Section 7.5 is amended to read as follows:

        7.5 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Capital Stock other than (i) the purchase of Capital Stock from former employees, consultants or agents of Borrower, and (ii) the purchase of Capital Stock under the stock repurchase program



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adopted and approved by the Board of Directors of Borrower on February 3, 1998,
with either Borrower's internally generated funds or with proceeds of Advances under the Stock Repurchase Facility.

               Conditions Precedent. This Amendment shall not take effect unless and until all of the following conditions precedent are satisfied:

               Execution and Delivery. It is executed by Borrower and accepted and executed by Bank;

               Fee. Borrower shall pay to Bank a facility fee in the amount of Ten Thousand Dollars ($10,000); and

               No Event of Default. No Event of Default or Potential Default shall exist and the execution, delivery and performance of this Amendment by the parties hereto shall not cause an Event of Default or a Potential Default to occur.

               Continued Validity of Agreement. Except as amended by this Amendment, the Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

               Authorization. Each party represents to the other that the individual executing this Amendment on its behalf is the duly appointed signatory of such party to this Amendment and that such individual is authorized to execute this Amendment by or on behalf of such party and to take all action required by the terms of this Amendment.

               Amendment Expenses. All expenses, including, but not limited to, reasonable attorneys' fees, incurred by Bank in the preparation and implementation of this Amendment constitute Bank Expenses and as such are payable by Borrower.

               Waiver of Claims.

               (a) Borrower hereby releases and forever discharges Bank and Bank's directors, officers, employees and agents, from all actions, and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, counterclaims and offsets of every character, known or unknown, direct and/or indirect, at law or in equity, of whatever kind or nature which have arisen or accrued through the date of this Amendment and in any way directly or indirectly arising out of or in any way connected with the Loan Documents and the Revolving Facility through such date.

               (b) Borrower hereby waives all rights which it may have under the provisions of California Civil Code Section 1542, which reads as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

               Captions. Section headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Amendment.

               No Novation. This Amendment is not intended to be, and shall not be construed to create, a novation or accord and satisfaction, and, except as otherwise provided herein, the Agreement shall remain in full force and effect.

               Construction of Amendment. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against Bank on the basis that this Amendment was drafted by Bank. On the contrary, this Amendment has been negotiated and reviewed by both parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

               Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

               Entire Agreement. This Amendment constitutes the entire agreement between Borrower and Bank with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, communications, discussions and agreements concerning such subject matter. Borrower acknowledges and agrees that Bank has not made any representation, warranty or covenant in connection with this Amendment.



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               Counterparts. This Amendment may be executed in any number of counterparts, and by Bank and Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first set forth above.


                                       VANS, INC.


                                       By: /s/ Craig E. Gosselin
                                           -------------------------------------

                                       Title: Vice President and General Counsel
                                              ----------------------------------



                                       BANK OF THE WEST


                                       By: /s/ Dale J. Kobsar
                                           -------------------------------------
                                               Dale J. Kobsar
                                               Regional Vice President









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